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                                                                     EXHIBIT 8.1

               [FORM OF GRAY CARY WARE & FREIDENRICH TAX OPINION]
                                     [Date]

3Com Corporation
5400 Bayfront Plaza
Santa Clara, CA 95052-8145

Dear Sir or Madam:

    This opinion is being delivered to you in accordance with the Amended and Restated Agreement and Plan of Merger dated as of March 14, 1997 (including all exhibits and schedules thereto, the "Merger Agreement"), by and among 3Com Corporation, a California corporation ("3Com California"), TR Acquisitions Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com California ("Merger Sub"), 3Com (Delaware) Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com California ("3Com Delaware"), and U.S. Robotics Corporation, a Delaware corporation ("USR").

    3Com California will merge with and into 3Com (Delaware) Corporation (the "Reincorporation Merger") pursuant to an Agreement and Plan of Merger and Reincorporation dated March 14, 1997 (the "Reincorporation Agreement"). Merger Sub will merge with and into USR (the "Merger") pursuant to the Merger Agreement. The Reincorporation Agreement and the Merger Agreement are collectively referred to herein as the "Agreements."

    All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code"). All references to "3Com Parent" are to 3Com Delaware if the Reincorporation Merger is effected prior to the Merger and 3Com California if the Reincorporation Merger is not effected prior to the Merger.

    We have acted as legal counsel to 3Com California, 3Com Delaware and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and relied upon originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto): (1) the Agreements; (2) certificates delivered to us by 3Com California, 3Com Delaware, Merger Sub, USR and, to the extent deemed necessary, certain stockholders of USR and shareholders of 3Com California containing certain representations of 3Com California, 3Com Delaware, Merger Sub, USR, and certain stockholders of USR and shareholders of 3Com (the "Certificates"); (3) the registration statement on Form S-4 of a Joint Proxy Statement/Prospectus of 3Com California and USR (the "Registration Statement"); and (4) such other instruments and documents related to the formation, organization and operation of 3Com California, 3Com Delaware, Merger Sub and USR and related to the consummation of the Merger and the Reincorporation Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the consummation of the Reincorporation Merger and the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;
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GRAY CARY WARE & FREIDENRICH

3Com Corporation
[Date]
Page Two

    2. All representations, warranties and statements made or agreed to by 3Com California, 3Com Delaware, Merger Sub and USR, their management, employees, officers, directors, stockholders and shareholders in connection with the Merger and Reincorporation Merger, including but not limited to those set forth in the Agreements and Certificates are true and accurate at all relevant times; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof;

    3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement;

    4. The Merger and the Reincorporation Merger will be consummated pursuant to applicable state law;

    5. An opinion of counsel, received by USR from Mayer, Brown & Platt, substantially identical in substance to this opinion, has been delivered and not withdrawn; and

    6. The Merger will be reported by USR and 3Com Parent on their respective federal income tax returns in a manner consistent with the opinion set forth below and the Reincorporation Merger will be reported by 3Com Parent on its federal income tax return in a manner consistent with the opinion set forth below.

    Based on our examination of the foregoing items and subject to the limitations, qualifications, representations, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes, each of the Reincorporation Merger and the Merger will constitute a "reorganization" as defined in Section 368(a) of the Code (a "Reorganization"), and each will constitute a Reorganization independently of the consummation of the other.

    This opinion addresses only the classification of each of the Reincorporation Merger and the Merger as a Reorganization. No opinion is expressed as to any other matter, including any other tax consequences of the Merger, the Reincorporation Merger or any other transaction (including any transaction undertaken in connection with the Merger or the Reincorporation Merger) under any federal, state, local or foreign tax law.

    No opinion is expressed as to the Merger or the Reincorporation Merger, as applicable, if the Merger is not consummated in accordance with the terms of the Merger Agreement or the Reincorporation Merger is not consummated in accordance with the terms of the Reincorporation Agreement, each, as applicable, without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. To the extent any of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is not complete, correct, true and accurate in all material respects at all relevant times, our opinion might be adversely affected and may not be relied upon.
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GRAY CARY WARE & FREIDENRICH

3Com Corporation
[Date]
Page Three

    This opinion only represents our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto.


                                          Very truly yours,

                                          GRAY CARY WARE & FREIDENRICH
                                          A Professional Corporation